Amedisys

Moderator: Greg Browne

November 1, 2005

10:00 a.m. EST

OPERATOR: Good morning, ladies and gentlemen. My name is Melissa , and I will be your conference facilitator today.

At this time, I would like to welcome everyone to the Amedisys third quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, please press star, then the number one, on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Brian Retch, with Noonan Russo. Sir, you may begin your conference.

BRIAN RITCHIE, INVESTOR RELATIONS, NOONAN RUSSO: Good morning, and thank you for joining us today for Amedisys investor conference call to discuss recent corporate developments relative to this morning's third quarter 2005 earnings announcement.

By now you should have released the press release. If for some reason you have not received the press release, or are unable to log on to the Webcast, please call me, Brian Retch, of Noonan Russo, at 212-845-4269, and I'll be happy to assist you.

On the call today we have the company's chairman and chief executive officer, Bill Borne; the company's President and Chief Operating Officer, Larry Graham and the company's Chief Financial Officer, Greg Browne.

Management will give you an overview of the quarter's highlights, and the open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the company, including, without limitation, statements regarding operating results in calendar 2005 and 2006; earnings per share in 2005 and 2006; growth opportunities and other statements that refer to Amedisys' plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today, and the company assumes no obligation to update these statements as circumstances change.

For additional information, please see the cautionary statements included in Amedisys' most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne. Please go ahead, Mr. Borne.

WILLIAM F. BORNE, CHAIRMAN & CEO, AMEDISYS, INC.: Thanks, Brian. Good morning.

We want to welcome our shareholders, and we appreciate the opportunity to share the Amedisys vision with the continually expanding group of investors. Management is committed to ensuring and maintaining its strategic direction and generating appropriate returns for all of our investors.

You'll recall that our last quarter, Greg's voice was not fully functional. Well, this time, my voice is not cooperating either. Therefore, Larry will provide you with a brief overview of the quarter, followed by Greg's review of the finances. Greg will then hand the call back to Larry for an operational update.

Hopefully, this will preserve my voice for the Q&A session, if needed. Go ahead, Larry.

LARRY R. GRAHAM, PRESIDENT & COO, AMEDISYS, INC.: Thanks, Bill.

The company continues to focus on our core strategic initiatives, of which we have outlined over the previous year. Primarily, our efforts are focused on internal growth, supplemented with acquisitions that meet our stated criteria.

Our success has been and will continue to be driven by our internal growth rate. Our 2005 internal growth rate of Medicare admission is 18 percent over the third quarter of 2004. And we are confident in our long-term abilities to continue delivering 15 to 20 percent growth in Medicare admission going forward.

Later on in the call, I will comment in greater detail on the strong rate of internal growth. But on Bill's behalf, I would like to give my thanks to the hard work of our entire staff that have made this possible.

We would like to welcome the employees of SpectraCare and NCARE, which have been added since our Housecall acquisition. Again, we would like to extend our heartfelt thanks and appreciation for all of the efforts of the Housecall, SpectraCare and NCARE staff.

We are pleased with the ongoing process of our infrastructure enhancements that we have made and are in progress of completing that will allow Amedisys to continue to grow its business, while maintaining proper oversight and controls.

These enhancements include the automating of certain processes, including the review of assessment form, scheduling, operational dashboard and the rollout of our electronic point-of-care system in 2006.

As we have said before, it is the enthusiasm and commitment of our Amedisys employees that is by far our most strategic weapon, and ensures us a competitive advantage in the markets we serve.

With that said, I would like to extend my heartfelt thanks to all of our Amedisys staff, whose dedicated efforts have helped us every day to carry out our mission. This was especially evident as we navigated through the recent storms that impacted our area.

We had several employees who literally lost their house one day and were back at work the next day. I am honored to be part of the Amedisys family after witnessing the extraordinary commitment to our patients and to one another over the past few months.

Everyone has put forth exhaustive effort as it relates to the integration activity of Housecall, SpectraCare and NCARE, while providing support to these agencies recovering from the hurricane. We are extremely proud of the fact that, despite the disruptions caused by the recent hurricane, we remain on schedule with our acquisition related integration efforts.

Going forward, you can continue to expect Amedisys to deliver high quality patient care, expand the company's presence both through startups and acquisitions, and deliver solid financial results for our shareholders.

I will now pass the call on to Greg, so that he can provide the financial overview, which will then follow with my brief operational update. Following this, we will open the call to the Q&A session. Thank you. Greg.

GREGORY H. BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS, INC.: Thank you. I'll now discuss the financial highlights for the three and the nine months ended September 30th, both with respect to the income statement and the balance sheet, as well as comment on reimbursement, the Housecall transaction, the impact of the hurricanes and guidance.

I also intend to address the sequential improvement in revenue.

Our revenues for the quarter of $112.2 million represent an increase of 92 percent on 2004, and reflected our continued strong internal growth, the acquisition of Housecall, to a lesser extent SpectraCare and the earlier acquisitions including Winyah from South Carolina.

These acquisitions in total accounted for approximately $38.8 million of the $53.7 million increase in revenue over 2004. Revenues were also higher by approximately $600,000, as a result of the finalization of cost reports from fiscal year 2000.

For the nine months, our revenues of $262.7 million represent an increase of $99.9 million, or 61.4 percent on the previous year, with the increase also accounted for by acquisitions and internal growth.

For the third quarter, our reported gross margin of $63.2 million reflected a percentage of approximately 56.3 percent of revenue, and was below the second quarter number of 58.7 percent, although consistent with the third quarter number from 2004 of 56.1 percent.

This number approximated our expectations, given the significant Housecall acquisition, where the gross margin for their home nursing operations was closer to 53 percent, as well as the increased proportion of hospice revenue, where the gross margin runs at closer to 50 percent.

For the quarter, as expected, our general and administrative expenses at $49.2 million were considerably higher than the second quarter. On a percentage of revenue basis, G&A expenses were about 100 basis points higher than the second quarter at 43.9 percent, and higher than the 41.7 percent reported for G&A expenses in the comparable quarter of 2004.

Of this increase, approximately $3.9 million is directly attributable to the ongoing corporate expenses from the recent Housecall acquisition, including $700,000 for severance arrangements. We do expect the total of these Housecall costs to be as much as $750,000 lower in the fourth quarter, and lower still going into 2006.

Most of the additional costs to be added to our corporate office in Baton Rouge related to this acquisition has now been put in place.

For the quarter, operating income of $14 million was substantially above the $8.4 million reported in the third quarter of 2004, and for the nine months totaled $38.2 million, or 63 percent higher than the $23.4 million reported for the comparable period of 2004.

For the quarter, Amedisys recorded other expense net of $1.2 million. Interest expense of $850,000 payable on the Wachovia (ph) facility, and $500,000 approximately for the write-off of deferred finance costs, as well as substantially reduced interest income, accounted for the change from the income of $400,000 recorded in the second quarter.

And for the third quarter, our net income of $7.8 million, or 48 cents per diluted share, is after a tax provision of 39.4 percent, and compares with $5.2 million, or 39 cents per share, in the third quarter of 2004.

For the nine months, our net income was $22.8 million, or $1.44 per diluted share, an increase of 59 percent when compared with the $14.4 million, or $1.12 per share, in the comparable period of 2004.

The sequential increase in revenue from the second quarter of $32.1 million is attributable, approximately, to the following factors: $27.4 million is due to the acquisition of Housecall, for which we had a full quarter, and $2.8 million due to the other third quarter acquisitions, which represented two months of revenue.

Excluding the recent Housecall acquisition, the company recorded virtually unchanged revenue per episode in the third quarter, and approximately $2,575 compared with $2.579 in the second quarter.

By way of comparison, Housecall reported revenue per episode of approximately $2,500 during the quarter.

Amedisys now completes over 34,000 episodes of care each quarter, and relatively small variations in revenue per episode can cause significant changes to revenue.

With reference to the balance sheet, cash balances totaled approximately $21 million at September 30th, after establishing during the quarter a $50 million term loan of which $1.25 million was repaid in the third quarter. Further, the new revolver facility, which was originally drawn down for $20 million, stood at $10 million at September 30th, and has since been further reduced to $5 million

We expect this to, excuse me, we expect to reduce this to zero shortly. And our cash at the end of October is approximately $25 million.

The company made other scheduled debt payments of $500,000 during the quarter, and our current portion of long-term debt, excluding Medicare liabilities, totaled $9.3 million at September 30th.

Our day sales outstanding increased to 57 days from the 47 days reported at June, primarily as a result of the Housecall and the other third quarter acquisitions. Without these third quarter acquisitions, our day sales outstanding actually improved about one day to 46 days when compared with the previous quarter.

Whilst this was not the degree of progress that we desired, Medicaid continued to have some system issues, and Hurricane Katrina issues for the affected areas also contributed some further delay.

For example, we held over $2 million of billing for the Katrina-affected agencies, awaiting clarification of revised arrangements from CMS.

The conversion of Housecall to our clinical system is now almost complete, but the necessity of reconciling the numbers prior to billing added to our DSO numbers. We expect the DSO to improve over the balance of the year.

The federal government has advised that companies in the Katrina-affected zone will be able to defer federal income and payroll tax payments until February. And therefore, Amedisys should accumulate significant cash during that period.

Our capital expenditure unrelated to acquisitions totaled $1.6 million during the quarter. We now expect the number of approximately $8 million for routine capital expenditure for fiscal 2005.

Cash flow was strong, with EBITDA at $16.4 million.

Reimbursement. To recap the current reimbursement environment, effective January 1, 2006, Amedisys expects to receive the market basket increase, currently estimated by CMS to be approximately 2.5 percent. Final numbers are expected this week or next.

Further, CMS has revised the basis for calculating the geographic component next January, and our estimate of the impact of this, while still preliminary, is that it would add to the above number by approximately 25 basis points.

The Housecall transaction. Early in the first quarter, Amedisys purchased all of the outstanding shares in Housecall Medical Resources for approximately $106 million. Integration of this transaction has proceeded in accordance with our plans.

Revenue for Housecall's operations, as I indicated earlier, as well as the contribution, have met our expectations for the quarter. We still anticipate that the integration process will be largely complete by yearend, and the consequent achievement of synergies will increase still further.

We expect that the amortization of intangibles and depreciation expense for the Housecall assets would amount to approximately $2.5 million on an annual basis.

Hurricane impact. The impact of Hurricane Katrina and Hurricanes Rita and Wilma occurred in several areas.

First, let me say for Rita and Wilma the impact was slight, with some days for which the offices were closed, and mostly admissions deferred. Patients have either returned to their homes or never left.

Katrina was clearly different, with over 1,000 patients relocating on either a temporary or permanent basis, and referral sources also closed, or slowly recovering.

Of our New Orleans offices, only one, in Chalmette, has not reopened. However, several others, notably in Metairie and Biloxi, are operating at significantly lower than pre-Katrina levels.

The financial impact, then, comes from these areas. One, patients for whom Amedisys was not able to finalize the episode of care, which was in progress when the patients evacuated, resulting in lower revenue for the episode.

Two, patients who have not returned, and who might have otherwise gone on to second or subsequent episodes. And third, reduced admissions, approximately 125 to 150 in late August and early September.

The overall impact on the third quarter, we estimate at two to three cents per share. We believe that the impact on the fourth quarter will be minimal, and have guidance to reflect this.

Guidance. We're maintaining our earnings per share guidance for 2005 at $1.95 to $2.01 per share on revenues of approximately $380 million -- this despite the hurricane impact discussed earlier. Our guidance is that diluted shares will total approximately 16 million for the full 2005 year.

Last quarter, we advised that our operating income margin would be significantly lower as a result of the Housecall acquisition, at approximately 13 percent for the second half of 2005 and between 14 and 15 percent for 2006. This compares with 16 percent in the first half of 2005. We see no reason to vary from these points.

With respect to 2006 guidance, and with the expected reimbursement announcement from CMS providing some visibility, we are comfortable with the earlier numbers, which include the impact of both the SpectraCare and NCARE acquisitions, which occurred after our last earnings call, and the estimated four cents relating to the anticipated expensing of stock options, currently projected to commence in 2006.

Our preliminary guidance, then, is that earnings per share will be between $2.52 and $2.64 per share on revenue of approximately $500 million. The number of fully diluted shares will total approximately 16.3 million for the full 2006 year.

Larry will now comment on operations.

LARRY GRAHAM: Thank you, Greg.

Our operational strategic plan continues to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives via same store sales and startups, and external growth opportunities via acquisitions that meet our strategic criteria.

Due in part to our strict focus on these strategies, our total growth rate over the third quarter of last year in Medicare admissions was 74 percent. On the internal growth side, quarter-over-quarter Medicare admissions were up 18 percent. This includes 19 new locations opened through September 30th, and a total of 22 year-to-date.

We are certainly pleased with our internal admissions growth. And based on overall health care spending growing at least seven to nine percent annually, we are confident in our long-term abilities to deliver 15 to 20 percent growth in Medicare admissions.

For the remainder of 2005, we plan on opening at least three new offices for a total of 25 for all of 2005. For 2006, we plan on opening approximately 45 new offices. Our plan is to continue with our strategic branch expansion, based upon local market opportunities.

Acquisitions contributed to the remainder of our quarter-over-quarter Medicare admissions growth. Specifically, in the third quarter we acquired NCARE, a two-location agency in Virginia, SpectraCare, an eight-location company headquartered in Louisville, Kentucky, and the Housecall acquisition previously discussed on our prior earnings call.

Specific to the Housecall acquisition, to-date, payroll, general ledger, accounts receivable and fixed asset historical conversions have been completed. On the hospice front, we have completed the transition of our hospice locations to the Housecall system.

Specific to agency conversion, our plan called for 20 locations to be brought out monthly. To-date, we are on track with the last 14 locations to be converted in November.

I would like to take this opportunity to thank our core functions physicians head, who stayed on task with all conversion deadlines put in place prior to the storm disruptions caused by Hurricanes Katrina and Rita.

Specific to field operations, we have integrated all Housecall management into our existing operational structure, and agencies have been converted to-date on various stages of post-integration follow-up provided by our acquisitions integration team.

The NCARE and SpectraCare acquisitions went through system conversion in the month of September, and are in the second stage of management follow-up integration.

Specific to the Hurricanes Katrina and Rita, I would like to thank all of our Amedisys agencies and management for their outpouring of support and leadership during this time. At current, we have one location in Chalmette, Louisiana, that has not reopened to-date from the impact of Katrina.

Related to Hurricane Wilma in Florida, five agencies had limited operations for the week of October 24th. But as of today, only one location is not operational.

We believe the impact of quarter four will be minimal, and as such, have deemed it unnecessary to revise guidance for 2005.

In summary, we are pleased with third quarter results. We continue to focus on being the premier low-cost, high quality provider in home health. We believe that focused execution and commitment to clinical outcomes will separate us from our competition.

I would like to express our appreciation for the continued support of our shareholders, customers, vendors and employees.

At this time, we will open the call to your questions. Please limit yourself to two questions, so that we may allow question time for everyone. Time permitting, we will allow for follow-up questions. Thank you.

OPERATOR: At this time, I would like to remind everyone, if you would like to ask a question, press star, then the number one, on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question is coming from Art Henderson with Jefferies and Company.

ART HENDERSON, JEFFERIES & COMPANY: Hi. Good morning, and very nice quarter, given all that you've had to face the last three months.

The first question that I have for you is drilling in a little bit more on the hurricane issues.

Larry, are you expecting to get Chalmette back up? And what's your timing on that, if so? And then, are you seeing any sort of improvement here lately in Biloxi and Metairie that sort of suggest that things are going to be returning to normal in Q4?

LARRY GRAHAM: On Chalmette, to give you guys a little history, Chalmette is a suburb of New Orleans, right outside of the levee. That whole area has not been reopened, and we do not anticipate that to be reopened in the near future.

That being said, a lot of the families have migrated to other suburbs around New Orleans and Baton Rouge.

On the second question, in Metairie, we have noticed a census buildup. We're about 50 to 60 percent of our pre-hurricane census, and that has been building up weekly.

In Biloxi, those of you that have watched the news, a lot of their communities have been wiped out. While their census has been building, it has been very slow. So, it's probably at about 40 to 50 percent of pre-hurricane impact, if you will.

ART HENDERSON: OK. That's good color.

The $1.95 to $2.01 that you give for '05 guidance, does that -- is that including the Q3 items, or excluding the Q3 items?

GREG BROWNE: Art, that is including all of the items we discussed today.

ART HENDERSON: OK. OK, that's good.

And then a last question for you. Thanks for the color on the CMS -- or the CMS update.

Is there anything going on legislatively that we need to know about that might have come out of the Senate Finance Committee? I don't think there was. But could you provide on any color on that?

GREG BROWNE: Arthur, at this stage, the Senate Finance Committee has passed on anything with respect to home health. And at this stage, we wouldn't expect anything more.

ART HENDERSON: OK. Great. Thank you.

OPERATOR: Thank you. Your next question is coming from John Ransom with Raymond James.

JOHN RANSOM, RAYMOND JAMES & ASSOCIATES, INC.: Hi. Good morning.

I may have missed this, but when you compare Housecall in the third quarter versus what you think it will do in your guidance in the fourth quarter, maybe you could just talk in terms of an EBITDA number, or some number that will make it more straightforward due to the comparisons.

GREG BROWNE: Yes. John, what I believe would be appropriate, without necessarily giving an EBITDA number. But what I did say was that we would expect, by the way, that the revenue in the fourth quarter would be fairly consistent with the $27.4 million that I mentioned for the third quarter.

JOHN RANSOM: OK.

GREG BROWNE: We are still carrying, I think I said, $3.6 million relating to -- or $3.9 million -- relating to the corporate expenses of Housecall up in Knoxville. And that includes about $700,000 for severance costs &

JOHN RANSOM: OK.

GREG BROWNE: & that we took in this quarter.

We would expect that $3.9 million number to be approximately $750,000 lower in the fourth quarter.

JOHN RANSOM: Is that all just severance, though? Because we kind of pulled severance out of the numbers. So, 3.9 goes to 3.2, but it's just severance. Is that right?

GREG BROWNE: There'll be some ongoing severance in the fourth quarter, as well.

JOHN RANSOM: OK.

GREG BROWNE: Three or four hundred thousand, $300,000, probably.

And then we're slowly running down some of those expenses in Housecall. The people up there have been very, very helpful and very cooperative. But as we slowly transition the operations here and complete the integration, then we would expect the numbers up there to continue to decline.

JOHN RANSOM: Sorry to be obtuse, but you're saying the 3.9 includes $700,000 in severance. So, it would be $3.2 million without severance. Is that right?

GREG BROWNE: That's correct.

JOHN RANSOM: And that 3.2 would kind of hold for the fourth quarter, as well? Maybe a little less than 3.2 run rate, because I think the market will pull the severance out of your numbers.

GREG BROWNE: I would say that the -- in that $3.2 million would be including &

JOHN RANSOM: Another $300,000 in severance?

GREG BROWNE: Yes. Approximately.

JOHN RANSOM: So, apples to apples, if you pull out severance, then you should get about a $300,000 sequential improvement in the corporate overhead number from the third quarter to the fourth quarter? Is that a good number to think about?

GREG BROWNE: Yes.

JOHN RANSOM: OK.

GREG BROWNE: Yes.

JOHN RANSOM: All right. And I guess the second one is for Larry. Larry, could you just talk about some of the key clinical markers that you're driving toward, in terms of visits per episode and episodes per patient, and some of the quality metrics that CMS is holding you to?

How are you tracking -- how did you track in the third quarter versus what your corporate goals were? Thanks.

LARRY GRAHAM: Thank you. A couple of key stats that you just mentioned. Housecall's visits per episode are running right around 20. And most of their staff was salaried, so they had to manage productivity that way.

We are converting staff through this quarter and first quarter of '06 to per visit. And we are putting them on our clinical tracks and our disease management program.

So, depending on how that shakes out, you would see some movement in the visits per episode coming downward.

JOHN RANSOM: OK.

LARRY GRAHAM: We're also putting them on our computer systems track outcome. And their outcomes were a little bit less than ours in total. So, we'll see improvement over that in time, as we educate them on our clinical tracks and our clinical protocols.

And I'm sorry, John, what was the other question?

JOHN RANSOM: In terms of kind of the pre-Housecall Amedisys metrics in terms of episodes per patient, visits per episode, did you see any material movement in the third quarter or any of the CMS quality metrics? Did you see any material movement in the third quarter, relative to your budget or expectations?

LARRY GRAHAM: No, you wouldn't see -- we did not see movement in the third quarter. That movement will happen over the next year.

JOHN RANSOM: OK. And I guess my second question on Housecall, our understanding was that Florida was lagging Tennessee in terms of operating performance. Have you been able to move that needle at all? Or if so, when should we think about that being accomplished?

LARRY GRAHAM: Your understanding was correct. The non-Florida agencies, if you will, were operating -- they're more mature and their census was greater.

The Florida agencies had a lot of smaller census agencies. We are putting sales people in place, as well as management in place. And again, I think you'll see the Florida improvements over the next year. It's going to take us a little while to get all of our infrastructure in place there.

JOHN RANSOM: OK. And then finally, and I'll jump off.

As you look at the CMS metrics, the 10 or so they're looking at, which two do you consider the most important? And where do you guys think you have the most room to -- I mean, you're obviously doing better on some of the more qualitative metrics.

But on some of the quantitative ones, where do you see the most room for a true improvement, adjusting for your case mix, your higher case mix?

LARRY GRAHAM: The two that are most significant in our minds is hospitalization and ER. I think you'll see improvement, significant improvement, in the hospitalization area.

I'd like to remind you, as you're well aware of, that the acuity level of Amedisys patients is much higher in almost every category compared to the national average. So it's one reason you see our hospitalization rate a little bit higher than the national average. But you will see improvement over that, over the next few quarters.

JOHN RANSOM: OK. Thanks a lot.

OPERATOR: Thank you. Your next question is coming from Balji Gandhi with Pacific Growth.

BALJI GANDHI, PACIFIC GROWTH EQUITIES: Good morning. I just wanted to get back to the 2006 guidance for a moment.

I hate to go back to this issue of the Housecall corporate overhead, but, you know, if we get to, let's say $3 million, somewhere in the neighborhood of $3 million in the fourth quarter, is there any more opportunity to reduce Housecall's corporate overhead in 2006 that's already embedded in your guidance?

GREG BROWNE: Balji, good morning.

We have, in fact, reflected in our guidance anticipated further reductions in that overhead for next year. And I think when we originally, on our last earnings call, we talked about the degree of synergies that we would expect to see, which included reducing their overhead, obviously, substantially at the same time as building up our own.

So, we would expect that three-odd million to continue to reduce in 2006. And that is reflected in our guidance.

BALJI GANDHI: OK. And then, also with the 2006 guidance, the way I understood your Medicare expectations, where even though there was a 2.5 percent market basket increase, you had assumed about two percent for Amedisys?

GREG BROWNE: What I had said on our last earnings call was that I was included two percent as a base number, pending further clarification on the geographic component, and so on.

Our current guidance reflects about a 2.5 percent increase on the market basket. And so, there is potential for a little more, depending on how the geographic component is finalized.

BALJI GANDHI: OK. So, you've also -- so, you've got enough clarity that you've been able to go from two to 2.5, and then there's maybe even more opportunity, based on the geographic stuff?

GREG BROWNE: That's correct.

BALJI GANDHI: OK. Great. And then, just to get back to the metric, the hospitalization, reducing hospitalization metric, is that really going to manifest through some more of the disease management initiatives that you have? Is that the key driver?

LARRY GRAHAM: That's a part of the driver is implementation of clinical tracks and education to the field on which diagnoses cause hospitalizations, and intervening at the home setting prior to them showing up in the ER or the hospital.

A lot of patients, if they have exacerbations in the evenings or on weekends, their first inclination is to go straight to the hospital. I'm training the patients on calling our on-call nurse and giving them telemedicine or education via the phone that's going to help out tremendously in that area.

BALJI GANDHI: OK. And in terms of the timeline to start to see that, the number go down, what -- do you have any kind of targets that you have internally?

LARRY GRAHAM: For the next three to four quarters.

BALJI GANDHI: OK. Great. Thanks.

OPERATOR: Thank you. Your next question is coming from Eric Gommel with Legg Mason.

ERIC GOMMEL, LEGG MASON: Good morning.

Greg, what was the D&A number for the quarter?

GREG BROWNE: The G&A number -- did you say G&A or D&A?

ERIC GOMMEL: D as in David and A.

GREG BROWNE: D&A number -- the depreciation and amortization number for the quarter was approximately $2.2 million.

ERIC GOMMEL: And you said that you're going to have an additional $2.5 million on an annual basis from the acquisition. Is that what I understood?

GREG BROWNE: No, not additional. That number would -- the number for the quarter reflects, you know, a full quarter of the Housecall acquisition. So, it's built in on a go-forward basis.

ERIC GOMMEL: Right, OK &

GREG BROWNE: So, I would expect -- sorry to interrupt -- I would expect that next year, for example, our depreciation and amortization number would be approximately $9 million for the full 2006 year.

ERIC GOMMEL: Great. And then, I would assume your appetite for acquisitions in 2006 is going to be significantly decreased, especially given the Housecall acquisition, your aggressive new startup schedule. Am I wrong in that assumption? Or what are your thoughts on acquisitions in '06?

WILLIAM BORNE: Eric, I'll take that.

You know, the bottom line is that we've seen the price of the mid-sized acquisitions go up substantially over the last couple of six months. We do think that we do a lot of small acquisitions that are tuck-ins. We still see a lot of opportunities there.

But the mid to larger ones we think are a little pricey right now. And we think we might just wait for that to come down a trend, as well as complete the integration of what we're doing.

So, a big focus is going to be, as Larry mentioned, looking at 45 startups, a big focus on our disease management, the rollout of our point-of-care systems, and just getting operations and financing real tight for when our next right, big one that's priced right does come along, we'll be ready for it.

ERIC GOMMEL: And then my final question on the hospice business.

Are you finding -- what are you finding with Housecall's hospice business? Do they have any issues with Medicare cap? How does it compare to the operations that you currently have? It looks like you're transferring systems over to their platform.

So I'm just interested in some color on that. Thanks.

LARRY GRAHAM: Thanks for the question. On the Medicare cap issues, we have no hospice provider numbers that are near the Medicare cap except one, but they're significantly enough below it that it's not going to be an issue. We have no Medicare cap issues.

We had relatively two smaller hospice agencies and hospice -- with Housecall have 11 -- for now we have a total of 13. We've actually used their operational system and implemented it into our location.

I'm very pleased with the management team that Housecall has, as well as their track record of being able to grow their hospice internally. So, we're looking to duplicate that, if you will, over time and learn from their management team.

ERIC GOMMEL: Thanks.

GREG BROWNE: Operator?

OPERATOR: Thank you. Once again, if you would like to ask a question, please press star, then the number one, on your telephone keypad.

Your next question is coming from Josh Stewart with Sidoti & Company.

JOSH STEWART, SIDOTI & COMPANY: Hello, guys. I was just wondering if you could give us an idea of what your debt and interest expense levels will be at the end of the year in '06.

GREG BROWNE: At the end of '06 or '05, Josh?

JOSH STEWART: Well, at the end of -- I guess -- well, how much debt do you think you'll still have, long-term debt, at the end of '05? And I guess, you know, what do you think your interest expense level will be in '06?

GREG BROWNE: Yes. Absolutely.

We expect -- in fact, our facility calls for us -- to pay back another $1.25 million this year on the term line, and for the whole of next year $6.25 million. And we have some other amounts to pay relating to other notes payable.

So then, I would expect our total principal payments next year to be about $9.7 million.

We would expect -- and as I mentioned, we expect that the revolving credit facility, that we would anticipate being out of that fairly shortly.

Our interest expense for next year, we would expect around $3 million, most of which, of course, is coming on the (INAUDIBLE) year (ph) term line.

JOSH STEWART: OK. Thanks.

GREG BROWNE: Thank you.

OPERATOR: Thank you. Your next question is coming from Cheryl Skolnick with Fulcrum.

SHERYL SKOLNICK, FULCRUM GLOBAL PARTNERS: Good morning, gentlemen. And an excellent job in very difficult conditions. And I mean that.

A couple of questions and details. If we could go back for a second, they're all related to the financial statements that you've got.

The question was asked earlier. I don't think we got an answer.

For Amedisys standalone -- take out Housecall's -- you've been giving us numbers on visits per episode, episodes per patient, and the percentage of patients who have 10 or more therapy visits. Could you give us those statistics?

And then I have a question about cash flows and deferred revenues.

LARRY GRAHAM: Yes, Sheryl, the stats that I gave out last quarter have been relatively unchanged for this quarter. Our visits per episode for Amedisys standalone are around 16. Let's see. Revenue per episode, as Greg stated, was about $2,575.

And therapy threshold is about 34 percent, meaning about 34 percent of our total patients per episode exceed the 10 visit therapy threshold limit. And again, we have another 30 or 35 percent that require therapy that do not exceed the 10 visit therapy threshold limit.

And the episodes per patient is around the 1.6, 1.65 range, which is relatively unchanged.

SHERYL SKOLNICK: OK. And as far as last quarter's cash flow and AR, if I remember correctly, Greg, you said that you were waiting on getting tie-in notices for the acquisitions. And, you know, that obviously is an issue that's fairly standard in the industry.

Have you gotten those tie-in notices? I'm a little bit curious as to why the DSOs seem to be up so much. So, any color on that you can give.

And the related question is, what's the deferred revenue number for the quarter, so that we can put you on the same basis as the other company in the group?

GREG BROWNE: Right. Thank you, Sheryl.

As I mentioned, day sales outstanding, excluding the third quarter acquisitions, remains, while it's a little higher than we desired, improved marginally, and would have improved more, had we not held out billing on the Katrina-affected agencies.

CHERYL SKOLNICK: Right.

GREG BROWNE: & which come out to a couple of million dollars.

As far as the tie-in notices are concerned, we did get all of those resolved for the Winyah acquisition, as well as for the one in Maryland. And that was billed during the quarter.

The one in -- from Baptist Saint Thomas that we concluded on June the 1st, has not been -- has not been billed through the end of the third quarter, although it's been received since then. So it's taking about three to four months.

Housecall did not involve tie-in notices, and so, of course, their accounts receivable we inherited. And as I mentioned during my comments, their day sales outstanding extended somewhat, because of the reconciliation process that we went through on conversion.

With respect to SpectraCare, we have not received tie-in notices as yet, and neither have we on the NCARE acquisition.

I do not have in front of me -- I apologize -- the deferred revenue number. If you call me later, or e-mail me, I will get it for you.

OPERATOR: Thank you. Your next question is coming from Josh Fisher with Pequot Capital.

JOSH FISHER, PEQUOT CAPITAL: Thanks. Just a question for you.

With the 75 percent kind of inpatient rehab rule there, I guess a lot of orthopedic patients are getting turned away from those facilities. You know, total nips (ph), total hips.

Are you guys seeing any patient volumes from that yet for orthopedic therapy? Or is that something maybe in the future we can expect?

LARRY GRAHAM: The rule you're talking about, just to give everybody else a little color on that, is the 75 percent rule for rehab hospitals.

Seventy-five percent of their Medicare patients have to fall in 13 admission criteria, which basically means a lot of single joint or hip and knee replacements are being pushed down to nursing homes or home health settings. And that's being phased in from 2004 to 2008.

We have seen increases in single hips and single knee replacements. I can't track that it's all coming from rehab hospitals, but we have seen that increase.

And I think you'll continue to see that in the industry, which is further evidence that there's more and more diagnoses that can be more appropriately cared for in the home setting with the best outcome at the lowest cost.

JOSH FISHER: Great. And as a follow-up, currently, do you get many referrals from inpatient rehabs? Or is this a potential kind of new referral source for you going down over the next year or two?

LARRY GRAHAM: I don't have that particular stat in front of me, giving you a percentage. We do get referrals from inpatient rehab. And I would suspect that that number will increase over time.

JOSH FISHER: That's great. Thanks.

OPERATOR: Thank you. As a final reminder, if you would like to ask a question, press star, then the number one, on your telephone keypad.

Your next question is coming from Van Brady with Presidio Management.

VAN BRADY, PRESIDIO MANAGEMENT GROUP: Good quarter, gentlemen. I had a couple of questions.

I think, Greg, you gave us a figure of the amount of the increase on a year-over-year for the third quarter, represented by Housecall and the other two acquisitions. Was that $38.5 million?

GREG BROWNE: Good morning, Van.

Yes, the number I gave of $38.8 million of the $53.7 million increase in revenue as of last year &

VAN BRADY: Right. OK.

GREG BROWNE: & includes all of &

VAN BRADY: Yes. I just wanted to check that.

The other question regards reimbursement. You talked about -- there was a question earlier about the Senate Finance Committee. And the consultants we talk to, there is some noise about something brewing in the House, as well, with regard to just kind of a Medicare cap period.

Did anything ever come of that, do you know? Or is that still in the works?

GREG BROWNE: Our people at the -- our industry association have indicated nothing with respect to the House. You know, which is not to say it won't happen, of course, because they're still discussing things there. But at this stage, we haven't seen anything.

VAN BRADY: Well, so, the Senate Finance Company -- Committee, rather -- looks to me like they've signed off on it. So, do you feel pretty good about that 2.5?

GREG BROWNE: Well, at this stage we do, yes.

VAN BRADY: Well, OK, Greg. Thank you.

GREG BROWNE: Thank you.

OPERATOR: Thank you. There appears to be no further questions.

WILLIAM BORNE: That is great. Melissa, thanks.

I would like to thank everyone for calling in this morning. As always, we appreciate your interest, and thank you.

We're looking forward to the opportunities that lie ahead in the fourth quarter of 2005, and to reporting Amedisys' results in our next conference call.

We thank everyone again, and everybody please have a great day.

OPERATOR: Thank you. This does conclude today's Amedisys conference call. You may now disconnect your lines.